EXHIBIT 10.16
EXECUTION COPY

AMENDMENT NO. 1 TO LOAN AGREEMENT

THIS AMENDMENT NO. 1 (this "Amendment") to the Loan Agreement (the "Agreement"), dated as of November 16, 2007, by and between MAIDEN INSURANCE COMPANY, LTD, an insurance company formed with limited liability under the laws of the Islands of Bermuda (the "Lender"), and AMTRUST INTERNATIONAL INSURANCE, LTD, an insurance company formed with limited liability under the laws of the Islands of Bermuda (the "Borrower”), is made and entered as of February 15, 2008 by and between the Lender and the Borrower.

WHEREAS, pursuant to Section 6.1 of the Agreement, the Lender and the Borrower may mutually agree to amend the Agreement; and

WHEREAS, the Lender and the Borrower desire to amend the Agreement in the manner set forth in this Amendment;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Lender and the Borrower hereby agree as follows:

ARTICLE I
DEFINITIONS AND USAGE

A.	Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

B.	The headings contained in this Amendment are for reference purposes only and shall not affect the meaning or interpretation of this Amendment.

ARTICLE II
AMENDMENT

A.	Section 2.2 (Interest Rate) hereby is deleted and amended and restated in its entirety as follows:

Each Loan shall accrue interest at a floating rate equal to the one-month London Interbank Offered Rate (“LIBOR”) plus 90 basis points per annum computed on the basis of a 360-day year of twelve 30-day months. The Interest Rate shall change based on changes in LIBOR. LIBOR shall be determined by Borrower based on published rates in the Wall Street Journal, Bloomberg or other widely available source of financial news.

B.	Section 2.3 (Interest Payment Dates) hereby is deleted and amended and restated in its entirety as follows:

All interest accruing during an Interest Period shall be payable not later than 10 Business Days following the end of such Interest Period.

C.	Section 5.1 (Use of Proceeds) hereby is deleted in its entirety.

D.	Article VI hereby is amended by adding Section 6.12, which states as follows:

Offset. Borrower shall have the right to offset against any amount due hereunder against any balances or amounts due and payable by the Lender under the Reinsurance Agreement or Asset Management Agreement.

ARTICLE III
MISCELLANEOUS

A.	Confirmation of the Agreement. Except as amended by this Amendment, the Agreement remains in full force and effect, without modification or amendment.

B.	Governing Law. This Amendment shall be governed by the laws of the State of New York, without giving effect to its conflict of laws principles.

C.	Counterparts. This Amendment may be executed in one or more counterparts, and such counterparts together shall constitute one and the same agreement.

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IN WITNESS WHEREOF the parties hereto, by their respective duly authorized officers, have executed this Addendum, in duplicate, as of the dates recorded below:

MAIDEN INSURANCE COMPANY, LTD.

By:	/s/ Ben Turin

Dated:	February 19, 2008

AMTRUST INTERNATIONAL INSURANCE, LTD.

By:	/s/ Michael Bott

Dated:	February 14, 2008